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                                                                  EXHIBIT (d.20)

                       THE PAYDEN & RYGEL INVESTMENT GROUP
                       333 South Grand Avenue, 32nd Floor
                          Los Angeles, California 90071
                                   June , 2004


Payden & Rygel
333 South Grand Avenue, 32nd Floor
Los Angeles, CA 90071

Ladies and Gentlemen:

         As you know, we wish to retain Payden & Rygel to act as investment adviser to our newly created Payden Plus Fund series. Accordingly, this will confirm our agreement to amend Exhibit A to the Investment Management Agreement between us, dated as of June 24, 1992, as heretofore amended, by adding the following paragraphs:

         Plus Fund Series

         Annual Advisory Fees (as a percentage of average daily net assets)
- 0.35%.

         Operating Expense Limitation (as a percentage of average daily net assets) - 0.65%.

         In all other respects, the Investment Management Agreement between us, as heretofore amended, will remain unchanged. Please sign this letter below to confirm your agreement to this amendment.

                                          Very truly yours,

                                          --------------------------------------
                                          Edward S. Garlock
                                          Secretary

AGREED:

PAYDEN & RYGEL

BY:
    ---------------------------------
         Christopher N. Orndorff
         Managing Principal